UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2015

Columbia Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-36113

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenlake Parkway, Suite 1200
Atlanta, GA 30328
(Address of principal executive offices, including zip code)

(404) 465-2200
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Completion of Acquisition or Disposition of Assets.
On August 4, 2015, Columbia Property Trust, Inc ("Columbia Property Trust" or the "Company") purchased the office portion, 481,110 square feet, of a 16-story, 731,596-square-foot office building in Midtown Manhattan (the "229 West 43rd Street Building") for a gross sales price of $516.0 million. The acquisition was funded with a newly originated $300 million, six-month term loan (the "$300 Million Bridge Loan Agreement") and borrowings under our JPMorgan Chase Credit Facility. The 229 West 43rd Street Building was originally built in 1912, with additions in 1924, 1932, and 1947, with a recent redevelopment program totaling $167 million.
The 229 West 43rd Street Building is 98% leased to nine tenants, including Yahoo! (40%), Snap Chat (13%), Collective, Inc. (12%), and MongoDB (10%). The current annualized lease revenue for the 229 West 43rd Street Building is approximately $32.0 million. The current weighted average remaining lease term for all of the tenants at the 229 West 43rd Building is 7.6 years.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 4, 2015, Columbia Property Trust Operating Partnership, L.P. (the “Operating Partnership”), a wholly-owned subsidiary of the Company, drew on the $300 Million Bridge Loan Agreement, which was executed by and among the Operating Partnership, J.P. Morgan Securities LLC, as joint lead arranger and sole bookrunner, JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, Capital One, National Association, and Wells Fargo Bank, N.A. as joint lead arrangers and co-syndication agents, and each of the financial institutions a signatory thereto, as lenders. The $300 Million Bridge Loan Agreement provides for a $300 million unsecured loan, which has a six-month term, maturing February 3, 2016, with one six-month extension option subject to the Operating Partnership paying certain fees and the satisfaction of certain other conditions (the “$300 Million Bridge Loan”). As of August 4, 2015, the Operating Partnership has $300 million of outstanding borrowings under the $300 Million Bridge Loan.
At the Operating Partnership’s option, borrowings under the $300 Million Bridge Loan bear interest at either (i) the alternate base rate (as defined in the $300 Million Bridge Loan Agreement) plus an applicable margin based on four stated pricing levels ranging from 0.00% to 0.75% or (ii) the London Interbank Offered Rate plus an applicable margin based on four stated pricing levels ranging from 0.90% to 1.75%, in each case based on the Operating Partnership’s credit rating. Borrowings under the $300 Million Bridge Loan currently bear interest at LIBOR plus 110 basis points, based on current credit ratings.
The $300 Million Bridge Loan may be prepaid by the Operating Partnership at any time without premium or penalty. In addition, amounts under the $300 Million Bridge Loan must be repaid by the Operating Partnership with the net cash proceeds of certain financing activities and asset sales, including (i) the issuance of common or preferred equity securities by the Company or the Operating Partnership, (ii) the incurrence of mortgage indebtedness on any property of the Operating Partnership or a subsidiary thereof, (iii) the incurrence of unsecured term loan indebtedness by the Company, the Operating Partnership or any subsidiary thereof, or (iv) the sale of certain real estate assets of the Operating Partnership or a subsidiary thereof or any equity interests of any subsidiary thereof.
The $300 Million Bridge Loan Agreement contains representations and warranties, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of facility. The financial covenants in the $300 Million Bridge Loan Agreement:

(a)	limit the ratio of secured debt to total asset value, as defined therein, to 40% or less;

(b)	require the fixed charge coverage ratio, as defined therein, to be at least 1.50:1.00;

(c)	limit the ratio of debt to total asset value, as defined therein, to 60% or less;

(d)	require the ratio of unencumbered adjusted net operating income, as defined therein, to unsecured interest expense, as defined therein, to be at least 1.66:1.00;

(e)	require the ratio of unencumbered asset value, as defined therein, to total unsecured debt, as defined therein, to be at least 1.75:1.00; and

(f)	require maintenance of certain minimum tangible net worth balances.

The $300 Million Bridge Loan Agreement also contains customary negative covenants applicable to the Company, the Operating Partnership and certain subsidiaries, including, among other things, restrictions on indebtedness, liens, restricted payments, sales of assets and transactions with affiliates, and customary events of default, including but not limited to, the nonpayment of principal or interest, material inaccuracy of representations and warranties, violations of covenants, cross-default to material indebtedness, bankruptcy and insolvency and material adverse judgments.This description of the $300 Million Bridge Loan Agreement is qualified in its entirety by reference to the complete terms and conditions of the agreement which will be attached as an exhibit to our Quarterly Report on Form 10-Q for the period ending September 30, 2015.

Item 8.01     Other Events
On August 4, 2015, the Company issued a press release announcing the completion of the acquisition of the 229 West 43rd Street Building. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statement and Exhibits.

(a)	Financial Statements.
Since it is impractical to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, Columbia Property Trust hereby confirms that it intends to file the required financial statements on or before October 20, 2015, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information.
See paragraph (a) above.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated August 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Property Trust, Inc.

Dated: August 4, 2015	By:	/s/ James A. Fleming
James A. Fleming
Executive Vice President and Chief Financial Officer